FOR IMMEDIATE RELEASE

LIVEWIRE GROUP, INC. REPORTS 2025 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

MILWAUKEE (February 10, 2026) – LiveWire Group, Inc. (“LiveWire” or the “Company”) (NYSE: LVWR) today reported fourth quarter and full year 2025 results.

“We saw continued momentum in the fourth quarter ending 2025 in the number one position in U.S. electric motorcycle on-road retail sales1 and delivered another company record-setting quarter. Consolidated revenue units increased year over year with over 22,000 units sold, a 16 percent increase over 2024, coupled with a prime focus on improving gross profit in the fourth quarter of 2025 along with a 44 percent improvement in free cash flow in 2025. We will look to continue this positive momentum into 2026 as we focus on enhancing profitability and launching the S4 Honcho™ products,” said Karim Donnez, CEO, LiveWire.

2025 Highlights and Financial Results
•Reduced net cash used by operating activities by 43% driving a 44% improvement in free cash flow as compared to 2024.
•Increased market share to 70% of retail sales in the U.S. electric motorcycle 50+horsepower on-road EV segment1. Continued expansion into five new markets in Europe, including Poland, Portugal, Finland, Belgium and Luxembourg.
•Continued development of the S4 Honcho™ with production targeted to start in Spring 2026.
•Consolidated operating loss decreased by $34.9 million, or 32%, from 2024 primarily driven by a decrease in consolidated selling, administrative and engineering expense.
•Launched an At-The-Market offering to raise up to $50 million in additional capital through share issuance pursuant to a $100 million shelf registration statement.

Fourth Quarter 2025 Summary of Results
•Electric Motorcycle unit sales increased 61% over fourth quarter 2024, with revenue increasing 10%.
•STACYC unit sales increased 8% over fourth quarter 2024 with revenue increasing 4%.
•Gross profit improvement in the fourth quarter of 2025 driving a decrease in consolidated operating loss of $7.5 million, or 30%, from fourth quarter of 2024.

Total Company Highlights

$ in millions*	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Consolidated Revenue Units	9,367	8,586	9%	22,286	19,161	16%
Consolidated Revenue	$11.4	$10.8	6%	$25.7	$26.6	(4%)
Consolidated Operating Loss	($17.7)	($25.2)	30%	($75.5)	($110.4)	32%
Net Loss	($17.6)	($22.8)	23%	($75.1)	($93.9)	20%
Free Cash Flow**	N/A	N/A	N/A	($57.3)	($101.9)	44%
*Amounts may not add or recalculate due to rounding.

** Definition of Free Cash Flow and reconciliation to the comparable GAAP metrics is at the end of this release.

The Company’s consolidated net loss was $17.6 million for the fourth quarter 2025 as compared to $22.8 million in the same period prior year driven by the segment results noted below, offset by a decrease of $1.3 million of non-operating income related to the change in fair value of the outstanding warrants as of December 31, 2025 and a decrease of $0.7 million in interest income as compared to prior year.

The Company’s consolidated net loss was $75.1 million for the year ended 2025 as compared to $93.9 million in prior year driven by the segment results noted below, offset by a decrease of $11.1 million of non-operating income related to the change in fair value of the outstanding warrants as of December 31, 2025 and a decrease of $4.5 million in interest income as compared to prior year.
1Source: U.S. EV Street Legal Market Share for December 2025 from Motorcycle Industry Council (MIC).

LiveWire Group, Inc. is comprised of two business segments:

•STACYC – focused on the sale of electric balance bikes for kids, electric bikes, and related products
•Electric Motorcycles – focused on the sale of electric motorcycles and related products

STACYC

$ in millions*	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Electric Balance Bike and Electric Bike Units	8,986	8,350	8%	21,633	18,549	17%
Revenue	$7.5	$7.3	4%	$19.6	$18.3	7%
Operating Income (Loss)	$0.3	($0.6)	159%	($1.7)	($4.9)	66%
*Amounts may not add or recalculate due to rounding.

STACYC revenue increased in the fourth quarter of 2025 compared to 2024 by $0.2 million primarily driven by higher volumes. Operating income in the fourth quarter of 2025 resulted from higher margins on product mix and reduced selling, administrative, and engineering expense compared to the fourth quarter of 2024.

STACYC revenue increased in the full year 2025 compared to 2024 by $1.3 million primarily driven by higher volumes. Operating loss decreased by $3.2 million resulting from higher gross margin primarily due to lower fulfillment costs and reduced selling, administrative, and engineering expense compared to 2024 primarily due to lower marketing spend.

Electric Motorcycles

$ in millions*	4th quarter			Full Year
	2025	2024	Change	2025	2024	Change
Motorcycle Units	381	236	61%	653	612	7%
Revenue	$3.8	$3.5	10%	$6.1	$8.4	(28%)
Operating Loss	($18.1)	($24.7)	27%	($73.8)	($105.5)	30%
*Amounts may not add or recalculate due to rounding.

Electric Motorcycles unit sales increased by 61% compared to the prior year same quarter resulting in an increase in revenue of $0.3 million. Operating loss decreased by $6.6 million primarily driven by a $4.4 million decrease in cost of sales primarily due to lower purchases resulting in lower net realizable value adjustments and a $1.9 million reduction in selling, administrative and engineering expense from cost reduction activities, including decreases in people costs and other spending, compared to the same quarter in the prior year.

Electric Motorcycles unit sales increased by 7% for the full year 2025 compared to the prior year. This increase in volume was offset by increased incentives implemented to drive demand in the market, resulting in a decrease in revenue of $2.3 million compared to the prior year. Operating loss decreased by $31.7 million primarily driven by a $25.0 million reduction in selling, administrative and engineering expense from cost reduction activities, including decreases in people costs and other spending, compared to the prior year.

Financial guidance

For the full year 2026, the Company expects:

•LiveWire Group operating loss of $70 to $80 million

Webcast
The public is invited to attend the Harley-Davidson, Inc. audio webcast from 8-9 a.m. CST where LiveWire’s financial results, developments in the business and updates to the Company’s outlook will be shared. The webcast login can be accessed at https://investor.livewire.com/news-events-1/events/default.aspx. The audio replay will be available by approximately 10:00 a.m. CST.

About LiveWire
LiveWire has a dedicated focus on the electric motorcycle sector. LiveWire’s majority shareholder is Harley-Davidson, Inc. LiveWire comes from the lineage of Harley-Davidson and is capitalizing on a decade of its learnings in the EV sector. With a dedicated focus on EV, LiveWire plans to develop the technology of the future and to invest in the capabilities needed to lead the transformation of motorcycling. www.livewire.com

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “is on track,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “remain committed,” “should,” “target,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described in prior public filings titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following: our history of losses and expectation to incur significant expenses and continuing losses for the foreseeable future; Harley-Davidson, Inc. (“H-D”) making decisions for its overall benefit that could negatively impact our overall business; our relationship with H-D and its impact on our other business relationships; our ability to obtain funding for our operations and manage costs; our future capital requirements and sources and uses of cash; our limited operating history, the rollout of our business and the timing of expected business milestones, including our ability to develop and manufacture electric vehicles of sufficient quality and appeal to customers on schedule and on a large scale; our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder; changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, including our ability to effectively execute the Company’s relocation and streamlined headcount plan within expected costs and time and our ability to realize the expected savings on an ongoing annual basis; our ability to manage and predict the impact of global trade issues and changes in and uncertainties with respect to trade and export regulations, trade policies and sanctions, tariffs, international trade disputes, particularly those relating to China and Taiwan, may have on the Company's ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; retail partners being unwilling to participate in our go-to-market business model or their inability to establish or maintain relationships with customers for our electric vehicles; our ability to attract and retain a large number of customers; challenges we face as a pioneer into the highly-competitive and rapidly evolving electric vehicle industry; our operational and financial risks if we fail to effectively and appropriately separate the LiveWire business from the H-D business; our ability to leverage contract manufacturers, including H-D and Kwang Yang Motor Co., Ltd., a Taiwanese company (“KYMCO”), to contract manufacture our electric vehicles; potential delays in the design, manufacture, financing, regulatory approval, launch and delivery of our electric vehicles; building out our supply chain, including our dependency on our existing suppliers and our ability to source suppliers, in each case many of which are single-sourced or limited-source suppliers, for our critical components such as batteries and semiconductor chips; global trade issues and changes in and uncertainties with respect to trade and export regulations, trade policies, sanctions, tariffs, international trade disputes, particularly those relating to China or Taiwan, geopolitical events and related actions that may occur between mainland China and Taiwan; our ability to rely on third-party and public charging networks; our ability to attract and retain key personnel; our business, expansion plans and opportunities, including our ability to scale our operations and manage our future growth effectively; the effects on our future business of competition, the pace and depth of electric vehicle adoption generally and our ability to achieve planned competitive advantages with respect to our electric vehicles and products, including with respect to reliability, safety and efficiency; our business and H-D’s business overlapping and being perceived as competitors; our inability to maintain a strong relationship with H-D or to resolve favorably any disputes that may arise between us and H-D; our dependency on H-D for a number of services, including services relating to quality and safety testing. If those service arrangements terminate, it may require significant investment for us to build our own safety and testing facilities, or we may be required to obtain such services from another third-party at increased costs; any decision by us to electrify H-D products, or the products of any other company; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; potential harm caused by misappropriation of our data and compromises in cybersecurity; changes in laws, regulatory requirements, governmental incentives and fuel and energy prices; the impact of health epidemics on our business, the other risks we face and the actions we may take in response thereto; litigation, regulatory proceedings, complaints, product liability claims and/or adverse publicity; and the possibility that we may be adversely affected by other economic, business and/or competitive factors. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Some of these risks and uncertainties may in the future be amplified by new risk factors and uncertainties that may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this earnings release completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Media Contact: Jenni Coats (414) 343-7902
Financial Contact: Shawn Collins (414) 343-8002

###

LiveWire Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue, net	$11,355	$10,761	$25,672	$26,633
Costs and expenses:
Cost of goods sold	11,268	16,115	30,105	39,416
Selling, administrative and engineering expense	17,829	19,890	71,051	97,573
Total operating costs and expenses	29,097	36,005	101,156	136,989
Operating loss	(17,742)	(25,244)	(75,484)	(110,356)
Interest expense, related party	(255)	—	(255)	—
Interest income	164	840	1,166	5,704
Change in fair value of warrant liabilities	304	1,639	(352)	10,770
Loss before income taxes	(17,529)	(22,765)	(74,925)	(93,882)
Income tax provision	93	17	189	43
Net loss	$(17,622)	$(22,782)	$(75,114)	$(93,925)

Net loss per share, basic and diluted	$(0.09)	$(0.11)	$(0.37)	$(0.46)

Weighted-average shares, basic and diluted	204,073	203,301	203,730	203,206

LiveWire Group, Inc.
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$82,777	$64,437
Accounts receivable, net	3,383	3,874
Accounts receivable from related party	585	399
Inventories, net	15,255	26,942
Other current assets	2,887	2,709
Total current assets	104,887	98,361
Property, plant and equipment, net	27,556	34,012
Goodwill	8,327	8,327
Deferred tax assets	6	7
Lease assets	823	765
Intangible assets, net	804	1,058
Other long-term assets	4,008	5,430
Total assets	$146,411	$147,960
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,299	$1,738
Accounts payable to related party	6,716	9,762
Accrued liabilities	12,362	17,960
Current portion of lease liabilities	496	394
Current portion of term loan - related party, net	800	—
Total current liabilities	22,673	29,854
Long-term portion of lease liabilities	246	405
Deferred tax liabilities	149	118
Long-term portion of term loan - related party, net	74,183	—
Warrant liabilities	1,901	1,549
Other long-term liabilities	1,231	919
Total liabilities	100,383	32,845
Shareholders' equity:
Preferred Stock	—	—
Common Stock	20	20
Treasury Stock	(4,437)	(3,413)
Additional paid-in-capital	351,489	344,409
Accumulated deficit	(301,027)	(225,913)
Accumulated other comprehensive (loss) income	(17)	12
Total shareholders' equity	46,028	115,115
Total liabilities and shareholders' equity	$146,411	$147,960

LiveWire Group, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net loss	$(75,114)	$(93,925)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	10,141	10,041
Change in fair value of warrant liabilities	352	(10,770)
Stock compensation expense	4,939	4,626
Provision for doubtful accounts	124	230
Deferred income taxes	32	22
Inventory write-down	3,046	5,750
Cloud computing arrangements development costs	—	(45)
Interest expense, related party	255	—
Other, net	(75)	(244)
Changes in current assets and liabilities:
Accounts receivable, net	535	192
Accounts receivable from related party	(186)	3,003
Inventories	8,798	(569)
Other current assets	629	540
Accounts payable and accrued liabilities	(3,978)	(2,101)
Accounts payable to related party	(3,046)	(10,609)
Net cash used by operating activities	(53,548)	(93,859)
Cash flows from investing activities:
Capital expenditures	(3,811)	(8,068)
Net cash used by investing activities	(3,811)	(8,068)
Cash flows from financing activities:
Borrowings under convertible term loan - related party	75,000	—
Gross proceeds from the sale of common stock pursuant to the at-the-market public offering	2,213	—
Payment of offering costs from the at-the-market public offering	(454)	—
Repurchase of common stock	(1,024)	(1,444)
Net cash provided (used) by financing activities	75,735	(1,444)
Effect of exchange rate changes on cash and cash equivalents	(36)	(96)
Net increase (decrease) in cash and cash equivalents	$18,340	$(103,467)

Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$64,437	$167,904
Net increase (decrease) in cash and cash equivalents	18,340	(103,467)
Cash and cash equivalents—end of period	$82,777	$64,437

LiveWire Group, Inc.
Free Cash Flow

We use free cash flow, which is a non-GAAP liquidity measure, to supplement our cash used by operating activities as presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe free cash flow is useful in evaluating our liquidity, as it is similar to measures widely used by certain investors, securities analysts and other interested parties as a supplemental measure of performance and liquidity. We also use this measure internally to establish forecasts, budgets and operational goals to manage and monitor our liquidity. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with GAAP.

We define free cash flow as net cash used by operating activities, excluding cash paid for ongoing costs related to the Company’s At-The-Market (“ATM”) program which results in financing cash inflows, less capital expenditures.

	Twelve months ended
	December 31, 2025	December 31, 2024
Net cash used by operating activities	($53,548)	($93,859)
Cash paid for ongoing ATM costs	86	—
Less: Capital expenditures	(3,811)	(8,068)
Free cash flow	($57,273)	($101,927)